Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

April 7, 2004

Sanofi-Synthelabo

174 avenue de France
75013 Paris, France

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Sanofi-Synthelabo, a société anonyme organized under the laws of the Republic of France (“Sanofi-Synthelabo”), relating to the proposed offer to exchange all ordinary shares, including ordinary shares represented by American depositary shares, of Aventis, a société anonyme organized under the laws of the Republic of France.

      We hereby confirm our opinion to you as set forth in the first sentence of the section of the prospectus entitled “MATERIAL FRENCH TAX AND U.S. FEDERAL INCOME TAX CONSEQUENCES — Tax Consequences of Exchanging Aventis Securities — United States federal income taxation” and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion is being provided for the sole benefit of Sanofi-Synthelabo in connection with the filing of the Registration Statement so that it may comply with its obligations under the United States federal securities laws.

Very truly yours,

/s/ WACHTELL, LIPTON, ROSEN & KATZ